Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT: Dawn M. Thompson National Processing, Inc. Phone: 800.255.1157 Fax: 502.315.3535 e-mail: dmthompson@npc.net www.npc.net	Jocelyn B. Hamlar ABN-AMRO Phone: 312.904.2171 Fax: 312.904.2847 e-mail: jocelyn.hamlar@abnamro.com www.abnamro.com

For Immediate Release

National Processing Company and ABN AMRO North America
Announce Joint Venture

Louisville, Ky., July 2, 2001- National Processing Company (NPC®) a leading provider of merchant credit card processing and a wholly owned subsidiary of National Processing, Inc. (NYSE: NAP), and ABN AMRO North America, Inc. (AANA) announced today that they have entered into a new joint venture involving ABN AMRO Merchant Services, LLC (AAMS). In North America, ABN AMRO is headquartered in Chicago and has nearly $76 billion in assets; subsidiaries include LaSalle Bank in Chicago, Michigan National Bank and Standard Federal Bank in Michigan and EAB* in New York.

“ABN AMRO is one of the most highly respected financial institutions in the world,” stated Thomas A. Wimsett, president and chief executive officer of NPC. “We are extremely excited about this partnership with its North American banking subsidiaries to provide merchant processing solutions.”

AANA formed AAMS when it combined the merchant credit card processing businesses of its Michigan-based affiliate Michigan National Bank and Chicago’s LaSalle Bank.

AAMS processed for over 34,000 merchants, generating approximately 115 million transactions and $7.0 billion in credit card sales in 2000. Under the terms of the agreement, NPC will provide AAMS with all merchant-processing services including both authorization and settlement of all card-based transactions. In addition, NPC has acquired a 70 percent interest in AAMS for $48.5 million with ABN AMRO North America, through its subsidiaries, owning the remaining shares.

“While AAMS will operate its own distribution channel, we expect it will aggressively expand the number of sales representatives to ensure that all 690 AANA-affiliated branches are thoroughly supported,” stated Wimsett.

“We are very pleased to enter into this relationship with NPC,” stated Harrison F. Tempest, chairman and chief executive officer of ABN AMRO North America, Inc. “This is an exciting opportunity for all stakeholders. Our merchant customers will benefit by having a direct relationship with AAMS, which will be bolstered by NPC’s expertise, scale and broad product offering. In addition, this relationship will complement the banking services that our retail banks provide to business customers and allow us to offer best of breed solutions to these important clients.”

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Mr. Wimsett estimates that the effect of this transaction will be minimal to NPC’s earnings for 2001. The impact to NPC’s future revenues and earnings will be discussed in detail at NPC’s second quarter earnings call, currently scheduled for July 18, 2001 at 9a.m. EDT.

About ABN AMRO

Netherlands-based ABN AMRO is one of the world’s largest banks with total assets of EUR 543 billion and a presence in more than 3,500 locations in over 70 countries and territories. ABN AMRO is organized into three autonomous strategic business units, each with a clear responsibility for managing: wholesale clients; consumer and commercial clients; and private clients and asset management.

*In February 2001, ABN AMRO Bank N. V. announced that it had reached an agreement to sell EAB to Citibank, N.A. The transaction is expected to close mid-2001.

About National Processing, Inc.

National Processing, Inc. through its wholly owned operating subsidiary, National Processing Company (NPC®) is a leading provider of merchant credit card processing. National Processing is 87 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), a Cleveland based $91 billion financial holding company. NPC supports over 500,000 merchant locations, representing nearly one out of every five Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through our world-class people, technology and service. Additional information regarding National Processing can be obtained at www.npc.net.

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